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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2001

CARTER-WALLACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-05910	13-4986583
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, New York, New York	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 339-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)
Item 5.	Other Events.

           Carter-Wallace, Inc., a Delaware corporation (the "Company"), announced on May 8, 2001 that it had entered into definitive agreements for the sale of the Company in a two-step transaction in which stockholders will receive $20.30 per share on a fully diluted basis, subject to certain tax adjustments.

           Pursuant to the Asset Purchase Agreement, dated as of May 7, 2001, by and between Armkel, LLC and the Company, the Company proposes to sell for $739 million in cash, less certain debt outstanding at closing, the Company's consumer products business. A copy of the Asset Purchase Agreement (including exhibits) is attached hereto as Exhibit 2.1.

           Pursuant to the Agreement and Plan of Merger, dated as of May 7, 2001, among the Company, CPI Development Corporation, MCC Acquisition Holdings Corporation, MCC Merger Sub Corporation, and MCC Acquisition Sub Corporation, the Company proposes to sell for $408 million in cash its remaining healthcare business, by means of a merger. A copy of the Agreement and Plan of Merger is attached hereto as Exhibit 2.2.

           Upon consummation of the merger, the aggregate consideration estimated to be $1.121 billion, less the corporate taxes to be paid on the sale of the consumer products business and on the cash-out of options, would be received by the holders of the Company's outstanding Common Stock and Class B Common Stock. Each transaction is conditioned on the other, so one transaction will not be consummated without the other.

           The Asset Purchase Agreement and the Agreement and Plan of Merger are incorporated herein by reference and are attached hereto as exhibits, and the above description of those documents and the transactions contemplated thereby are qualified in their entirety by reference to those exhibits.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Asset Purchase Agreement, dated as of May 7, 2001, by and between Armkel, LLC and Carter-Wallace, Inc. (including exhibits).

2.2	Agreement and Plan of Merger, dated as of May 7, 2001, among the Company, CPI Development Corporation, MCC Acquisition Holdings Corporation, MCC Merger Sub Corporation, and MCC Acquisition Sub Corporation.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER-WALLACE, INC.
By:	/s/ Ralph Levine

	Name: Title:	Ralph Levine Chairman and Chief Executive Officer

Date: May 16, 2001

INDEX TO EXHIBITS

Exhibit No.	Exhibit

2.1	Asset Purchase Agreement, dated as of May 7, 2001, by and between Armkel, LLC and Carter-Wallace, Inc. (including exhibits).

2.2	Agreement and Plan of Merger, dated as of May 7, 2001, among the Company, CPI Development Corporation, MCC Acquisition Holdings Corporation, MCC Merger Sub Corporation, and MCC Acquisition Sub Corporation.